Exhibit 99.1

       PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC.
TO CLOSE CITY OF INDUSTRY PRODUCTION FACILITY

St. Louis, MO, June 2, 2005 . . . Ralcorp Holdings, Inc. (NYSE:RAH) announced Wednesday to employees at its Carriage House Companies, Inc. plant in City of Industry, California, that the plant would be closed, affecting up to 65 employees. The Company manufactures salad dressing and mayonnaise at the City of Industry facility. The Company expects the closure to be completed by the end of September 2005.

The Company will work closely with the employees to help with their transition to new jobs. The Company will offer severance benefits, including severance pay, health insurance continuation and outplacement assistance. Ralcorp estimates these costs and other costs associated with the closure will be approximately $2 million (on a pre-tax basis).

David P. Skarie, Co-Chief Executive Officer and President of Ralcorp and Chief Executive Officer and President of Carriage House said, "Today’s announcement reflects our continuing effort to rationalize the production capacity and improve operating efficiencies at the Company’s Carriage House facilities. Our resulting plant structure will allow us to continue to provide quality products and service to our customers in the future. We realize that this decision impacts our City of Industry employees, and we will endeavor to ease their transition to new employment. We want to thank them for their loyal service."

In addition to the City of Industry plant, Ralcorp operates four other manufacturing facilities in its Carriage House division. Production of the products presently manufactured in City of Industry will be relocated to other Carriage House facilities.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the premier mountain resort operator in North America.
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